SUPPLEMENT TO AMENDED AND RESTATED
PRINCIPAL UNDERWRITING AGREEMENT

This Supplement to Amended and Restated Principal Underwriting Agreement (the “Supplement”) is entered into as of May 1, 2020 (the “Effective Date”), by and between The Ohio National Life Insurance Company (“ONLIC”) and Ohio National Equities, Inc. (“ONEQ”). The Amended and Restated Principal Underwriting Agreement (the “Agreement”) was entered into on July 7, 2014 by and between ONLIC and ONEQ.

Pursuant to Section 4(b) of the Agreement entitled, “Commissions and Dealer Concession,” ONLIC reserves the right to revise the Compensation Schedules at any time with prior notice to ONEQ.

ONLIC hereby revises the following Compensation Schedule. ONEQ has the right to request a comprehensive list of the Compensation Schedules in effect at any time during the term of the Agreement. The parties understand that the following Compensation Schedule shall remain applicable until such time as an updated Compensation Schedule is provided by ONLIC to ONEQ.

THE OHIO NATIONAL LIFE INSURANCE COMPANY

BY:	Michael Deweirdt

Title:	Senior Vice President

Date:	04/15/2020

OHIO NATIONAL EQUITIES, INC.

BY:	Tom Degaetano

Title:	VP, Annuity Prodcut Management

Date:	04/16/2020

Effective Date: May 1, 2020

Compensation Schedule – ONESCO

Sale of Products by ONESCO

Product:	Spread Rate
Top Annuity – Trail *	0.00050
Top Plus – Trail *	0.00050
Top Explorer – Trail *	0.00050
Spectrum – Trail *	0.00050
Vision – Trail *	0.00050
ONcore Flex – Trail *	0.00050
ONcore Value – Trail *	0.00050
ONcore Premier – Trail *	0.00050
ONcore Xtra – Trail *	0.00050
ONcore Lite – Trail *	0.00050

ONcore Advantage **	0.00375
ONcore Advantage - Additional Payments **	0.00125
ONcore Advantage – Trail **	0.00050
Pension Advantage **	0.00375
Pension Advantage - Additional Payments **	0.00125
Pension Advantage – Trail **	0.00050

Fixed Indexed Annuities
ONdex Annuity ***	All	0.0065 based on all premium production

*	Policies with effective date prior to 5/1/2011.

**	Policies with effective date prior to 6/9/2017.

***	Policies with effective date on or after 5/1/2020.

In the event any trail commissions are paid, the base commissions and any renewal commission may be reduced accordingly based on the length and amount of the trail commission.

Effective Date: May 1, 2020

Marketing Allowance

Asset Based Agreements - Provisions

UBS	10 bps annually (2.5 bps quarterly) for contracts issued 1/1/2004 and later.	ONcore and NScore. Wrap, Fixed annuities not included. Fixed assets within variables annuities are excluded.
5 bps annually (1.25 bps quarterly) for contracts issued from 7/6/99 to 12/31/2003.

ONESCO	5 bps annually (1.25 bps quarterly) for contracts issued on and between 5/1/2011 and 6/8/2017	ONcore and NScore. Flex,Wrap, and Fixed Index annuities not included.

MSSB

For contracts issued prior to 2010, 5 bps annually (1.25 bps quarterly) on assets up to $2.5 billion; 4 bps annually (1.00 bps quarterly) on assets in excess of $2.5 billion.

Wrap not included.

Policies issued 1/1/10 and later:

Aggregate Value of Assets on the Last Business Day of the Quarter		Annual Department Trail[1]

$0 - $500,000,000.00	x	0.20%
$500,000,000.01 - $1,000,000,000.00	x	0.15%
$1,000,000,000.01 - $1,500,000,000.00	x	0.14%
$1,500,000,000.01 - $2,000,000,000.00	x	0.13%
$2,000,000,000.01 - $2,500,000,000.00	x	0.125%
$2,500,000,000.01 - $3,000,000,000.00	x	0.12%
$3,000,000,000.01 +	x	0.10%

[1] Department Trail compensation will be paid on a calendar quarter basis. The quarterly amount of the trail shall be one-forth of the annual rate of “Table” applied to the Aggregate Value.

Effective Date: May 1, 2020

Marketing Allowance

Sales Based Agreements - Provisions

UBS	20 bps ONcore, NScore, and Foundation No Wrap

MSSB	NA

ONESCO	15 bps, for contracts issued on and between 6/9/2017 and 12/31/2018. ONcore, NScore, ONdex No Flex/Wrap

Effective Date: May 1, 2020